Exhibit 10.2

January 6, 2014

To the Board Directors of

VR Holdings, Inc.

Re: Resignation

Due to the press of other business, I do hereby resign as a Director of VR Holdings, Inc., with such resignation to take effect immediately. There have been no disputes between me and VR Holdings, Inc. I agree with the statements contained in the Form 8-K to be filed by VR Holdings, Inc. with respect to my resignation as a Director of VR Holdings, Inc.

Truly yours,

/s/ Harry J. Conn

Harry J. Conn